EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/09/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS 24TH CONSECUTIVE MONTH OF
POSITIVE GLOBAL COMPARABLE SALES

U.S. comparable sales increased 4.7%
Global comparable sales increased 2.8%

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 6.7% in April, or 3.9% in constant currencies. Comparable sales for McDonald's restaurants worldwide increased 2.8%.
McDonald's Chief Executive Officer Jim Skinner commented, "Our strategic focus on our customers and restaurants continues to drive our business with April marking our 24th consecutive month of global comparable sales increases.
    "Building on its strong momentum, our U.S. business posted a 4.7% comparable sales gain in April as a result of combined operations and marketing initiatives that continue to enhance our consumer relevance. Tomorrow McDonald’s U.S.A. will launch national advertising of our new Fruit & Walnut Premium Salad. Available all day long, this exciting premium menu addition provides even more choice and variety for our customers.
"In Europe, April comparable sales were down 0.7% against last year’s 5.0% increase. April 2005 results were hurt by the previously discussed shift of Easter and related school holidays from April in 2004 to March in 2005. We also continue to face a challenging operating environment in Germany and the United Kingdom. Despite this, I’m confident we are on the right track in Europe by delivering more relevant marketing, additional menu variety and everyday branded affordability.
"Comparable sales for Asia/Pacific, Middle East and Africa were up 1.6% in April driven by positive performance in Australia, Japan and Taiwan, partly offset by weakness in China.

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"Globally, we will continue to build on the momentum of our Plan to Win. We know we are only as good as our customers’ last visit, so we are strengthening our efforts to further enhance their overall experience through operations excellence and leadership marketing."

April Comparable Sales

	Month-to-Date		Year-to-Date
Percent Increase / (Decrease)	2005	2004	2005	2004

McDonald’s Restaurants*	2.8	10.5	4.1	9.7
Major Segments:
U.S.	4.7	13.5	5.1	14.0
Europe	(0.7)	5.0	1.9	3.9
APMEA**	1.6	10.1	4.5	6.3

April Systemwide Sales

	Month-to-Date		Year-to-Date
	As	In Constant	As	In Constant
Percent Increase	Reported	Currency	Reported	Currency

McDonald’s Restaurants*	6.7	3.9	7.7	5.2
Major Segments:
U.S.	5.4	5.4	5.8	5.8
Europe	8.1	0.7	9.3	3.5
APMEA**	4.8	2.9	8.4	5.8

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
Jim Skinner, Chief Executive Officer, and Matthew Paull, Chief Financial Officer will speak at Sanford Bernstein’s 21st Annual Strategic Decisions Conference at approximately 9 am (Eastern Time) on June 2, 2005. A link to the live and archived webcast of this presentation will be available on www.investor.mcdonalds.com.

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    McDonald's plans to release May sales information on June 8, 2005.
    McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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